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Guidewire Software, Inc.

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GWRE Supplemental Filing Draft

November 30, 2017. In response to recent feedback from investor representative organizations, Guidewire Software, Inc. (NYSE: GWRE) is providing additional clarity and background information regarding our fiscal-year 2017 performance-based short- and long-term incentive programs.

Guidewire operates in a highly competitive business environment, which is characterized by frequent technological advances, rapidly changing market requirements and the emergence of new market entrants. To succeed in this environment, we need to attract a highly talented and seasoned team of technical, sales, marketing, operations and other business professionals.

To meet this challenge, we have embraced a compensation philosophy of offering our executive officers compensation and benefit packages that are fair and reasonable, are competitive within our market, are focused on long-term value creation, and reward the achievement of our strategic, financial and operational objectives.

Short-Term Incentives

In fiscal year 2017, the bonuses of our executive officers, including the Named Executive Officers, who participated in our Bonus Plan were based on the performance of our Company during fiscal year 2017 as measured against the following pre-established corporate financial and operational metrics, which the board of directors deemed to be critical to enhancing stockholder value:

•	New Adjusted Booking Credit (the goal of this internal metric is to maximize recurring license bookings);

•	License and Maintenance Revenue (the goal of this metric is to maximize license fees and maintenance revenue but limits amounts associated with perpetual licenses); and

•	Non-GAAP Operating Income (the goal of this metric is to achieve or exceed our profitability targets).

The threshold, target, and maximum performance goals for each of these metrics were as follows in fiscal year 2017:

Metric	Weighting	Threshold (50%)	Target (100%)	Maximum (150%)	Actual Performance
New Adjusted Booking Credit	40%	N/D	N/D	N/D	N/D
License and Maintenance Revenue	30%	$318.2M	$333.2M	$348.2M	$340.1M
Non-GAAP Operating Income	30%	$61.1M	$76.1M	$91.1M	$110.5M

These metrics were determined at the beginning of fiscal year 2017 and then adjusted for subsequent acquisitions based on the pro-forma financial plans pertinent to such acquisitions, which are reviewed and approved by the Board of Directors prior to authorizing an acquisition.

Guidewire has chosen not to disclose our New Adjusted Booking Credit targets since it is an internal metric primarily used to assess sales compensation, and Guidewire believes that the disclosure of such information would cause competitive harm without adding meaningfully to the understanding of its business. However, like performance targets for all metrics, the Compensation Committee has set performance goals at definitive, rigorous and objective levels so as to require significant effort and achievement by our executive team to be attained.

After the conclusion of fiscal year 2017, the Compensation Committee evaluated our actual, weighted performance against the New Adjusted Booking Credit metric, the License and Maintenance Revenue metric, and the Non-GAAP Operating Income metric and determined that Company performance warranted a bonus payout of 115% of target, which percentage is applied without discretion to each of the Named Executive Officers.

Long-Term Incentives

We use equity awards to incentivize and reward our executive officers, including the Named Executive Officers, for long-term corporate performance based on the value of our common stock and, thereby, to align their interests with those of our stockholders. In fiscal year 2017, we utilized time-vesting restricted share units (“RSUs”), performance-vesting RSUs based on License and Maintenance Revenue attainment, and performance-vesting RSUs based on relative total shareholder return (“TSR”) achievement.

Our performance-vesting License & Maintenance RSUs provide an opportunity to earn 0% to 150% of the target number of RSUs based on the Company’s License and Maintenance Revenue attainment in fiscal year 2017. 25% of any earned portion of the award vests following the end of the fiscal year and the remainder is subject to three years of quarterly time-vesting thereafter. The applicable goals for the 2017 License and Maintenance RSUs were:

	Threshold (50%)	Target (100%)	Maximum (150%)	Actual Performance
FY17 License and Maintenance Revenue	$318.2M	$333.2M	$348.2M	$340.1M (123% payout)

Our 2017 performance-vesting TSR RSUs provide an opportunity to earn 0% to 200% of the target number of RSUs based on the Company’s total shareholder return percentile ranking relative to the software companies in the S&P Software and Services Select Industry Index (the “TSR Rank”) for the three-year cumulative performance period (August 1, 2016 – July 31, 2019). The applicable metrics for the 2017 TSR RSUs are:

	Threshold (50%)	Target (100%)	Above Target (150%)	Maximum (200%)	Actual Performance
Relative TSR percentile	25th	50th	75th	90th	TBD, at FYE July 31, 2019

If our TSR Rank is below the Threshold of the 25th percentile, no TSR RSUs will vest or be earned. Further, if absolute TSR is negative over the three-year period, then the maximum payout is capped at 100%, even if our TSR Rank exceeds the 50th percentile. By their terms, any earned TSR RSUs will vest after the conclusion of the full three-year performance period ending July 31, 2019, subject to the Named Executive Officer’s continued service to the Company through such date.

Special Equity Grant to Our CEO

In addition to making an annual equity award in fiscal 2017 to Mr. Ryu, our CEO, consisting of Performance-Vesting License & Maintenance RSUs, TSR RSUs and Time-Vesting RSUs, our Compensation Committee also made an additional special equity award to him. This special award had a target value of $5 million and provided the opportunity to earn between 0% and 300% of the target number of RSUs based on the achievement of performance goals set over two-year and three-year periods. Two-thirds of the target award is eligible to be earned for the two-year period ending July 31, 2018 and one-third of the target award (plus any portion not earned during the first interim period) is eligible to be earned for the three-year period ending July 31, 2019, based on the following TSR Rank performance goals (applicable to both the two-year and three-year performance periods):

	TSR Rank	Payout	Actual Performance
Maximum	90th percentile	200%	TBD, at FYE July 31, 2019
Above Target	75th percentile	150%
Target	50th percentile	100%
Threshold	25th percentile	50%

If our TSR Rank is below the Threshold of the 25th percentile, none of the award will vest or be earned. Further, if absolute TSR is negative over the three-year period, then the maximum payout is capped at 100%, even if our TSR rank exceeds the 50th percentile.

After the award level is established based on the TSR Rank above, the award is then subject to increase by up to 150% or decrease by down to 75% based on the Company’s three-year revenue growth and operating margin percentage at the end of the three-year performance period, using the following matrix:

2019 Revenue	Growth	Operating Margin ≥ 23%	Operating Margin < 23%	Actual Performance
$750M	23%	150%	100%	TBD, at FYE July 31, 2019
$675M to $700M	19-21%	100%	100%
≤ $630M	16%	75%	75%

The 2019 Revenue goals set forth above are subject to adjustment in connection with any acquisitions completed during the performance period, based on the trailing 12-month revenue of the acquired entity immediately prior to the closing of such acquisition. Any earned TSR RSUs under this grant will vest after the conclusion of the full three-year performance period ending July 31, 2019, subject to the CEO’s continued service to the Company through such date.

These metrics of total stockholder return and revenue growth with an operating margin limit are intended to incentivize our CEO to create accelerated revenue growth and increased stockholder value over a multi-year period.